Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Meets With California
Pension Funds About Work in Iraq

Company Challenges Politically Motivated Actions of California Treasurer Phil
Angelides as Wrongly Rejecting Contractor's Support of Military

Arlington, Va., August 3, 2004 - CACI International Inc (NYSE: CAI) reported today that members of the company's management met with representatives of the California State Teachers Retirement Fund (CalSTRS) and the California Public Employees Retirement System (CalPERS) in Sacramento to provide information about the company's work in Iraq. Even though CalSTRS and CalPERS hold only about one-half percent of CACI shares, the company met with the funds to respond to questions raised by the funds. CACI recognizes that consideration of investment potential is always a bona fide subject for shareholder evaluation. CACI welcomed the opportunity to engage in a dialogue with the funds on that and related subjects. CACI believes that it has fully responded to the funds' questions with regard to its operational and fiduciary responsibilities in performing its contract work to support the U.S. military mission in Iraq.

California Treasurer Phil Angelides, however, chose to use this meeting for political grandstanding. By taking the position that CACI should get out of its interrogation line of business or the funds should get out of CACI stock, Mr. Angelides has expressed his willingness to turn his back on solid investments and the companies that support America's military mission and troops deployed in harm's way. CACI, however, has no intention of abandoning the fine people who serve the country or our customer's vital mission to protect America's future and to project the war against terrorism. CACI regrets that, rather than participating in responsibly evaluating investment potential to California fund participants, Mr. Angelides chose to pursue his own political agenda. With little or no knowledge of the requirements surrounding the interrogation process, Mr. Angelides rejects CACI as an investment opportunity by arbitrarily assigning a disproportionate significance to this one area of intelligence collection and analysis.

The meeting was intended to be informative and clear up any questions about the company's work in Iraq. CACI has since the beginning of May, and will continue to provide information about these matters to keep shareholders, customers and employees fully informed. CACI finds Mr. Angelides' behavior to be a disservice to its California investors. His posturing as a protector of the moral high ground in reality is a blatant quest for headlines to achieve personal political gain.

In the meeting, CACI also reiterated that it does not condone, tolerate or in any way endorse illegal behavior by its employees and said it would take swift action if the evidence demonstrates wrongdoing by any of its employees. But it also emphasized that its strong commitment to the fundamental American principle that presumes people are innocent until proven guilty.

CACI noted that it has provided shareholders with a continuous flow of information about its Iraq work, including interrogation services, over the past several months -- hosting conference calls that have been webcast, presenting at investor conferences, filing frequent press releases, and posting information on its web site on a regular basis.

"We will not rush to take punitive action against any person without reasonable confirming evidence," the company told the funds' representatives in a 15-page written response to questions previously submitted by the two funds.

CACI continues to provide professional interrogation and analyst support services (an intelligence information gathering function) to the U.S. Army in Iraq. Since 1962, the company has successfully provided IT services during nine U.S. Presidential administrations that have had varying policies and objectives. With more than 9,400 employees operating from over 100 office locations in the USA and around the world, CACI takes pride in satisfying its customers and in complying with the highest ethical standards.

CACI's advanced information technology solutions and intelligence support services in Iraq enhance military effectiveness. The company's efforts also free troops to concentrate on other critical military missions. Its U.S. military customers in Iraq have commended the company for its performance.

Additional information, news releases, and FAQs on CACI's Iraq business and these related matters is available on CACI's website: www.caci.com

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For other information contact:
Jody Brown
Senior Vice President, Public Relations
(703) 841-7801, jbrown@caci.com